Exhibit 99.1

CENDANT COMPLETES SPIN-OFF OF ITS MORTGAGE
AND FLEET BUSINESSES

Company Continues to Sharpen Focus on Core Travel and Real Estate Businesses

Cendant to Move Forward with Initial Public Offering of Wright Express in February and with Plans for the Sale of its Marketing Services Division in the Third Quarter of 2005

NEW YORK, NY January 31, 2005 — Cendant Corporation (NYSE: CD) announced today that it has completed the previously announced spin-off of its mortgage and fleet management businesses through the distribution to its stockholders of 100 percent of the shares of its previously wholly-owned subsidiary, PHH Corporation. In addition, Cendant announced that it has entered into a mortgage venture with PHH, which Cendant expects to be operational in mid-2005. The venture will originate mortgage loans for customers of Cendant’s real estate brokerage and relocation businesses.

Today, Cendant distributed one share of PHH common stock for every 20 shares of Cendant common stock outstanding as of January 19, 2005. Cash will be issued in lieu of fractional shares. The distribution was structured to qualify as a tax-free stock dividend to Cendant stockholders for U.S. federal income tax purposes, although cash received instead of fractional shares will be taxable. The distribution resulted in the issuance of approximately 52.7 million shares of PHH common stock. On February 1, 2005, PHH common stock is expected to begin regular-way trading on the New York Stock Exchange under the symbol “PHH,” and Cendant will begin trading excluding PHH.

“We are making significant progress on our strategic plan to simplify our business by focusing solely on our core travel and real estate services verticals,” said Ronald L. Nelson, Cendant’s president and chief financial officer. “The PHH spin-off completes the next step in Cendant’s program to divest itself of profitable, but non-core business units, a process that began with the successful IPO of Jackson Hewitt in June 2004.”

As previously disclosed, Cendant expects to record a non-cash impairment charge in connection with the spin-off of PHH to reflect any difference between PHH’s carrying value and PHH’s market value. The Company anticipates that such non-cash charge will be in the range of $500 million to $650 million after-tax ($0.47 to $0.61 per share). Approximately one-third of this charge will be allocated to continuing operations and approximately two-thirds to discontinued operations, reflecting the relative values of the mortgage and fleet businesses, respectively, and the fact that mortgage will not be accounted for as a discontinued operation. The Company does not anticipate recording a tax benefit associated with this charge.

Separately, Cendant intends to dispose of its ownership interest in its Wright Express subsidiary in an initial public offering expected to take place in February 2005. Cendant anticipates it will receive more than $1.0 billion in cash proceeds from the Wright Express disposition, inclusive of the equity offering proceeds and a one-time dividend payable to Cendant at closing. Cendant expects to record a gain on the sale of Wright Express in the range of $200 million to $300 million after-tax ($0.19-$0.28 per share), partially offsetting the non-cash impairment charge related to PHH. The Company further anticipates that it will use its net operating loss carry-forwards to offset any federal taxes that may be due on the gain.

Additionally, Cendant reconfirmed its previously disclosed intent to dispose of its Marketing Services Division, including its Progeny Marketing Innovations, Trilegiant and Cims businesses, and anticipates the disposition of the division will take place in the third quarter of 2005.

A registration statement relating to the shares of Wright Express common stock has been filed with the Securities and Exchange Commission but has not yet become effective. The shares of Wright Express common stock may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the shares of Wright Express common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A copy of the prospectus relating to the shares of Wright Express common stock may be obtained, when available, from J.P. Morgan Securities Inc., Prospectus Department, One Chase Manhattan Plaza, New York, NY 10081 (Telephone: (212) 552-5164); Credit Suisse First Boston LLC, Prospectus Department, One Madison Avenue, Level 1B, New York, New York 10010 by faxing a request to (212) 325-8057; or Merrill Lynch & Co. at 4 World Financial Center, New York, New York 10080 (Telephone: (212) 449-1000).

Cendant can give no assurances that the Wright Express initial public offering or the disposition of the Marketing Services Division will be consummated. Prior to consummating the initial public offering, Cendant and Wright Express will need to complete the negotiation of financial and other terms, including the initial public offering price. In addition, consummation of the initial public offering is subject to market conditions and other factors outside of the control of Cendant and Wright Express.

Statements about future results made in this release, including the pending initial public offering of Wright Express and the disposition of the Marketing Services Division, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Cendant’s Form 10-Q for the quarter ended September 30, 2004.

About Cendant Corporation
Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 80,000 employees, New York City-based Cendant provides these services to business and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company’s Web site at http://www.cendant.com.

About PHH Corporation
Headquartered in Mount Laurel, N.J., PHH Corporation is a leading outsource provider of mortgage and vehicle fleet management services. It is the sixth-largest retail originator of residential mortgages in the United States and the second-largest fleet management services provider in the United States and Canada. For additional information on the company and its subsidiaries please visit www.PHH.com.

Cendant Media Contact:	PHH Media Contact:
Mark Panus	Karen McCallson
(973) 496-7215	(856) 917-0308

Cendant Investor Contacts:	PHH Investor Contact:
Sam Levenson	Nancy Kyle
(212) 413-1834	(856) 917-4268

Henry A. Diamond
(212) 413-1920